Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares and/or ADSs (both, as defined below). The U.S. Offer (as defined below) is made only by the Offer to Purchase, dated April 4, 2018, the related Share Acceptance Form, the related ADS Letter of Transmittal and the related Share Withdrawal Form and any amendments or supplements thereto, and is being made to all U.S. holders of Shares and all holders of ADSs, wherever located. The U.S. Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Offeror (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Offeror.

Notice of Offer to Purchase

All Outstanding Ordinary Shares, No Nominal Value, Held By U.S. Holders and

All Shares Represented By Outstanding American Depositary Shares, Held by All Holders,

Wherever Located, of

ABLYNX NV

for

€45.00 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST

and

€45.00 PER AMERICAN DEPOSITARY SHARE, NET TO THE SELLER IN CASH,

WITHOUT INTEREST

Pursuant to the Offer to Purchase dated April 4, 2018

by

SANOFI

Sanofi, a French société anonyme (“Offeror”), is offering to purchase up to 100% of the issued and outstanding ordinary shares, no nominal value (“Shares”) of Ablynx NV, a Belgian naamloze vennootschap (the “Company”) from U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and up to 100% of the Shares of the Company represented by outstanding American Depositary Shares of the Company (each, an “ADS” and collectively, “ADSs”) issued by JPMorgan Chase Bank, N.A., acting as depositary from all holders (the “Depositary”), pursuant to that certain Deposit Agreement, dated as of September 5, 2014, among the Company, the Depositary and all holders from time to time of American depositary receipts (“ADRs”) issued thereunder (as amended, the “Deposit Agreement”), wherever located, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 4, 2018 (the “Offer to Purchase”), the related Share Acceptance Form, the related ADS Letter of Transmittal and the related Share Withdrawal Form, as applicable (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “U.S. Offer”). The offer price for the U.S. Offer is €45.00 per Share and per ADS, net to the seller in cash, without interest (the “Offer Price”). The Offer Price paid to holders of ADSs will be paid in U.S. dollars converted in the manner described in Section 2 — “Acceptance for Payment and Payment for Shares and/or ADSs” of the Offer to Purchase and will be distributed, net of expenses (including a fee related to the foreign exchange conversion and a fee of $0.05 per ADS for the cancellation of the ADR evidencing such tendered ADS, in each case, as contemplated by the Deposit Agreement), to such holders. U.S. holders of Shares and/or holders of ADSs who hold their Shares and/or ADSs through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 4, 2018, UNLESS THE U.S. OFFER IS EXTENDED OR EARLIER TERMINATED.

The U.S. Offer is being made pursuant to that certain Heads of Agreement Relating to a Friendly Tender Offer for Ablynx NV, dated January 28, 2018 (as it may be amended from time to time, the “Heads of Agreement”), by and between Offeror and the Company. Under the Heads of Agreement, Offeror has agreed to commence the U.S. Offer as contemporaneously as practicable with the commencement of the offer to purchase all of the Company’s Shares, warrants and bonds in Belgium (the “Belgian Offer” and, together with the U.S. Offer, the “Offers”) and Offeror’s obligation to accept for payment and pay for ADSs and Shares tendered pursuant to the U.S. Offer is subject to the terms and conditions of the Heads of Agreement.

The U.S. Offer commenced on April 4, 2018 and will expire at 5:00 p.m., New York City time, on May 4, 2018, the “Initial Expiration Date”. If, following the Initial Expiration Date, Offeror holds, as a result of the Offers, at least 75% but less than 90% of the Shares (including Shares represented by ADSs) and all of the Offer Conditions (as defined below) have been satisfied (or waived, as applicable), Offeror may, in its sole discretion, elect to provide for a subsequent offering period of at least five (5) Business Days (as defined below) (a “Voluntary Subsequent Offering Period”). For purposes of the Offer to Purchase, “Business Day” shall mean any day on which the Belgian and French banks and the banks of the state of New York are open to the public, except Saturdays and Sundays, and otherwise as defined pursuant to Exchange Act Rule 14d-1(g)(3). If, following the Initial Expiration Date or following a Voluntary Subsequent Offering Period, Offeror holds at least 90% of the Shares (including Shares represented by ADSs), Offeror must provide for a subsequent offering period of at least five (5) Business Days and no more than fifteen (15) Business Days (the “Mandatory Subsequent Offering Period”). If, following the Initial Expiration Date, the date and time of the expiration of any Voluntary Subsequent Offering Period or the Mandatory Subsequent Offering Period, as applicable, Offeror (a) holds at least 95% of the Shares (including Shares represented by ADSs) and (b) at least 90% of the Shares (including Shares represented by ADSs) were acquired by Offeror through acceptance of the Offers, Offeror may, in accordance with Belgian law, proceed with a squeeze-out (the “Squeeze-Out”).

The U.S. Offer is not subject to a financing condition. The obligation of Offeror to accept for payment and pay for Shares and ADSs validly tendered (and not withdrawn) pursuant to the U.S. Offer is subject to the conditions set forth in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”). Among the Offer Conditions are: (i) the Minimum Tender Condition (as defined in the Offer to Purchase), which is summarized below, (ii) the Antitrust Condition (as defined in the Offer to Purchase), which was satisfied on February 27, 2018, with respect to the clearance by the German Federal Cartel Office and on February 28, 2018, with respect to the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (iii) no Material Adverse Change (as defined in the Offer to Purchase) having occurred; (iv) the Belgian Offer Withdrawal Condition (as defined in the Offer to Purchase); and (v) the Governmental Authority Condition (as defined in the Offer to Purchase). The “Minimum Tender Condition” means that there shall have been tendered in the Offers (and not withdrawn) Shares, warrants (as the case may be, conditionally in accordance with Article 1.1(b) of the Heads of Agreement), bonds and ADSs representing at least 75% of the number of Shares (including Shares represented by ADSs) at the end of the initial acceptance period of the Belgian Offer. The Offer Conditions are for the sole benefit of Offeror and, except for the Belgian Offer Withdrawal Condition, may be waived by Offeror (either in whole or in part) at any time and from time to time and in the sole discretion of Offeror, subject in each case to the terms of the Heads of Agreement and applicable law.

The Heads of Agreement provides that, subject to the parties’ respective termination rights in the Heads of Agreement, Offeror will: (i) extend, as necessary, the U.S. Offer to be coterminous with the end of the then-current acceptance period of the Belgian Offer; and (ii) (x) re-open the Belgian Offer and (y) commence a subsequent offering period with respect to the U.S. Offer, in each case, if necessary (and, in the case of the Belgian Offer, subject to approval by the Belgian Financial Services and Markets Authority) to cross the squeeze-out threshold that applies under Belgian law. The Heads of Agreement also provides, among other things, that, without the prior written consent of the Company, Offeror will not terminate or withdraw the U.S. Offer prior to any scheduled expiration date, unless the Belgian Offer has been withdrawn by the Offeror as permitted by applicable Belgian law.

The Board of Directors of the Company (the “Company Board”) has unanimously: (i) declared that the Heads of Agreement and the other transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its shareholders, (ii) adopted and approved the Heads of Agreement and approved that the Company enter into the Heads of Agreement and consummate the transactions contemplated thereby, including the U.S. Offer, on the terms and subject to the conditions set forth therein, and (iii) determined to recommend that the U.S. holders of Shares and holders of ADSs accept the U.S. Offer and tender their Shares and/or ADSs to Offeror pursuant to the U.S. Offer.

Except as set forth above, subject to the terms of the Heads of Agreement and the applicable rules and regulations of the SEC and other applicable laws and regulations, Offeror expressly reserves the right to waive any Offer Condition at any time and from time to time (except for the Belgian Offer Withdrawal Condition (as defined in the Offer to Purchase)), to reject any and all tenders that the Offeror determines are not in proper form or the acceptance for payment of, or payment for which may, in the Offeror’s opinion, be unlawful and to waive any defect or irregularity in the tender of any Shares and/or ADSs of any particular holder, whether or not similar defects or irregularities are waived in the case of other security holders.

For purposes of the U.S. Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares and/or ADSs validly tendered to the Offeror and not withdrawn as, if and when it deposits the aggregate purchase price with BNP Paribas Fortis NV/SA (the “U.S. Share Tender Agent”) and JPMorgan Chase Bank, N.A. (the “U.S. ADS Tender Agent”), as applicable. Upon the terms and subject to the conditions of the U.S. Offer, payment for Shares and/or ADSs accepted for payment pursuant to the U.S. Offer will be made by deposit of the Offer Price for such Shares and/or ADSs with (i) the U.S. Share Tender Agent, who will act as agent for all tendering U.S. holders of Shares for the purpose of receiving payment from Offeror and transmitting payment to the tendering U.S. holders of Shares who tender such Shares into the U.S. Offer and (ii) the U.S. ADS Tender Agent who will act as agent for all tendering holders of ADSs for the purpose of receiving payment from Offeror and transmitting payment to the tendering holders of ADSs who tender such ADSs into the U.S. Offer. Under no circumstances will Offeror pay interest on the Offer Price for Shares and/or ADSs, regardless of any extension of the U.S. Offer or any delay in making such payment.

U.S. holders of Shares may only accept the U.S. Offer by providing their custodian credit institution or financial services institution with the Share Acceptance Form prior to the Initial Expiration Date or prior to the date and time of the expiration of any Voluntary Subsequent Offering Period, Mandatory Subsequent Offering Period or Squeeze-Out period, as applicable. Offeror will pay for ADSs accepted for payment pursuant to the U.S. Offer only after timely receipt by the U.S. ADS Tender Agent of (i) a book-entry confirmation with respect to such ADSs; (ii) an Agent’s Message; (iii) the ADS Letter of Transmittal (or a manually executed copy thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the ADS Letter of Transmittal); and (iv) any other documents required by the ADS Letter of Transmittal.

Shares and ADSs tendered pursuant to the U.S. Offer may be withdrawn at any time before 5:00 p.m., New York City time, on the Initial Expiration Date (or prior to the date and time of the expiration of any Voluntary Subsequent Offering Period or the Mandatory Subsequent Offering Period, as applicable). You may also withdraw your tender of Shares or ADSs prior to the expiration of the Squeeze-Out period; however, any Shares (including Shares represented by ADSs) not tendered during the Squeeze-Out period (including Shares represented by ADSs withdrawn or not properly re-tendered) will be transferred to Offeror by operation of Belgian law at the end of the Squeeze-Out period. For a withdrawal of Shares to be effective, (i) you must have previously validly tendered your Shares and (ii) instruct that your broker or securities intermediary properly complete the Share Withdrawal Form on your behalf and send it to the U.S. Share Tender Agent. For a withdrawal of ADSs to be effective, (i) you must have previously validly tendered your ADSs and (ii) instruct that your broker or securities intermediary provide the U.S. ADS Tender Agent with a notice of withdrawal on your behalf and, in turn, the U.S. ADS Tender Agent will comply with the procedures of DTC with respect to withdrawal of ADSs and in accordance with the instructions contained in the Offer to Purchase. You may not rescind a notice of withdrawal, and withdrawn Shares or ADSs will not be validly tendered for purposes of the U.S. Offer. However, you may re-tender withdrawn Shares or ADSs at any time before 5:00 p.m., New York City time, on the Initial Expiration Date (or prior to the date and time of the expiration of any Voluntary Subsequent Offering Period, the Mandatory Subsequent Offering Period or the Squeeze-Out period, as applicable), by following the procedures for tendering described in Section 3 of the Offer to Purchase.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase, the related Share Acceptance Form, the related ADS Letter of Transmittal and the related Share Withdrawal Form will be mailed to record U.S. holders of Shares and record holders of ADSs whose names appear on the Company’s shareholder list and will be furnished for subsequent transmittal to beneficial owners of Shares and ADSs to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares or ADSs that is, for U.S. federal income tax purposes, (1) a citizen or individual resident of the United States, (2) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust that (i) is subject to (a) the primary supervision of a court within the United States and (b) the authority of one or more U.S. persons to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source. The receipt of cash by U.S. Holder pursuant to the U.S. Offer will be a taxable transaction for U.S. federal income tax purposes. See Section 5 of the U.S. Offer to Purchase for a more detailed discussion of the tax treatment of the U.S. Offer. U.S. Holders should consult with their own tax advisor to determine the particular tax consequences to them of the U.S. Offer.

The Offer to Purchase, the related Share Acceptance Form, the related ADS Letter of Transmittal and the related Share Withdrawal Form contain important information. U.S. holders of Shares and holders of ADSs should carefully read all documents in their entirety before any decision is made with respect to the U.S. Offer.

Questions or requests for assistance may be directed to MacKenzie Partners, Inc. (the “Information Agent”) at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Share Acceptance Form, the related ADS Letter of Transmittal and the related Share Withdrawal Form may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Offeror’s expense. Offeror will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent, the U.S. Share Tender Agent and the U.S. ADS Tender Agent) in connection with the solicitation of tenders of Shares and/or ADSs pursuant to the U.S. Offer.

The Information Agent for the U.S. Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

5